September 17, 2009


AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

     This opinion is furnished in connection with the filing by AXA Equitable Life Insurance Company ("AXA Equitable") of a Form S-3 Registration Statement for the purpose of registering Interests in the Variable Indexed Option ("Interests") under the Securities Act of 1933.

     I have examined such corporate records of AXA Equitable and provisions of the New York insurance law as are relevant to authorization and issuance of the Interests and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Interests will be duly authorized and when issued in accordance with applicable regulatory approvals will represent validly issued and binding obligations of AXA Equitable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/
                                       -------------------


cc:  Thomas Lauerman, Esq.